                                   Exhibit 4.1

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                        ANCHOR PACIFIC UNDERWRITERS, INC.
                             1994 STOCK OPTION PLAN

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                        ANCHOR PACIFIC UNDERWRITERS, INC.
                             1994 STOCK OPTION PLAN



     1.   PURPOSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     2.   ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . .   1

     3.   ELIGIBILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

     4.   THE SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

     5.   AUTOMATIC GRANTS TO OUTSIDE DIRECTORS. . . . . . . . . . . . . . .   3

     6.   GRANTS TO EMPLOYEES. . . . . . . . . . . . . . . . . . . . . . . .   5

     7.   TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS . . . . . . . . . .   8

     8.   ADJUSTMENT OF, AND CHANGES IN, THE SHARES. . . . . . . . . . . . .   9

     9.   AMENDMENT AND TERMINATION OF THE PLAN. . . . . . . . . . . . . . .  11

     10.  EFFECTIVENESS OF THE PLAN. . . . . . . . . . . . . . . . . . . . .  11

     11.  INFORMATION TO OPTIONEES . . . . . . . . . . . . . . . . . . . . .  11

     12.  PRIVILEGES OF STOCK OWNERSHIP, SECURITIES LAW
          COMPLIANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

     13.  NOTICE OF SALE . . . . . . . . . . . . . . . . . . . . . . . . . .  12

     14.  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . .  12


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                        ANCHOR PACIFIC UNDERWRITERS, INC.
                             1994 STOCK OPTION PLAN


     1.   PURPOSE

     The purpose of this Anchor Pacific Underwriters, Inc. 1994 Stock Option Plan (the "Plan") is to provide a method whereby those key employees, nonemployee directors and consultants of Anchor Pacific Underwriters, Inc. (the "Company") and its affiliates, who are primarily responsible for the management and growth of the Company's business and who are presently making and are expected to make substantial contributions to the Company's future management and growth, may be offered incentives in addition to those presently available, and may be stimulated by increased personal involvement in the fortunes and success of the Company to continue in its service, thereby advancing the inter-ests of the Company and its shareholders.

     The word "affiliate," as used in the Plan, means any corporation in any unbroken chain of corporations beginning or ending with the Company, if at the time of the granting of an option, each such corporation other than the last in that chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     2.   ADMINISTRATION

     The following provisions shall govern the administration of the Plan:

          (a) Subject to paragraphs (b) and (c) below, the Plan shall be administered by the Board of Directors or a duly appointed committee of the Board. The Board of Directors may from time to time remove members from or add members to the committee. Vacancies on the committee, however caused, shall be filled by the Board of Directors. The Board of Directors may designate a Chairman and Vice-Chairman of the committee from among the committee members. Acts of the committee (i) at a meeting, held at a time and place and in accordance with rules adopted by the committee, at which a quorum of the committee is present and acting, or (ii) reduced to and approved in writing by all members of the committee, shall be the valid acts of the committee.

          (b) Discretionary grants of options to "officers" (as defined in Section 16 of the Securities Exchange Act of 1934, as amended) of the Company or its affiliates, including officers who are also directors of the Company, shall be made by (i) the Board of Directors when all members of the Board are Disinterested Persons, or (ii) a duly appointed committee of the Board composed solely of Disinterested Persons having full authority to act in the matter. The term "Disinterested Person" as used in the Plan shall have the meaning set forth in Rule 16b-3 as promulgated by the Securities and Exchange Commission ("SEC") under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such rule may be amended from time to time, and as inter-preted by the SEC ("Rule 16b-3").

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The committee required by this paragraph shall consist of not less than the minimum number of Disinterested Persons from time to time required by Rule 16b-3.

          (c) The full Board of Directors shall administer the Plan with respect to the automatic grant of options to Outside Directors pursuant to
Section 5 of the Plan.

          (d) The Board and any such committee(s) referred to in Section 2(a) or 2(b) is referred to hereinafter as the "Committee," except where otherwise expressly provided or where the context requires otherwise.

          (e) The Committee shall effect the grant of options under the Plan by execution of instruments in writing in a form approved by the Committee.
Subject to the express terms and conditions of the Plan and except with respect to the automatic grant of options to Outside Directors pursuant to Section 5, the Committee shall have full power to construe the Plan and the terms of any option granted under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan or such options and to make all other determinations necessary or advisable for the Plan's administration, including, without limitation, the power to (i) determine which persons meet the require-ments of Section 3 hereof for selection as participants in the Plan; (ii) determine to whom of the eligible persons, if any, options shall be granted under the Plan; (iii) establish the terms and conditions required or permitted to be included in every option agreement or any amendments thereto, including whether options to be granted thereunder shall be "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") or nonstatutory stock options not described in Sections 422(b) or 423(a) of the Code; (iv) specify the number of shares to be covered by each option; (v) determine the fair market value of shares of the Company's common stock for any purpose under this Plan; (vi) take appropriate action to amend any option here-under, provided that no such action may be taken without the written consent of the affected optionee; (vii) cancel outstanding options and issue replacement options therefor with the consent of the affected optionee, and (viii) make all other determinations deemed necessary or advisable for administering the Plan. The Committee's determination on the foregoing matters shall be conclusive.

     3.   ELIGIBILITY

     The persons who shall be eligible to receive the discretionary grant of options under this Plan shall be those key employees and officers of the Company or its affiliates (including officers who may also be directors of the Company) selected for participation by the Committee and consultants of the Company or its affiliates who render bona fide services to the Company or such affiliates other than in connection with the offer or sale of securities in a capital raising transaction ("Consultants"). Directors of the Company who are not also employees of the Company or any of its affiliates ("Outside Directors") are not eligible for the discretionary grant of options under this Plan. Outside Directors are eligible only for the nondiscretionary grant of options pursuant to Section 5 of this Plan. No person shall be

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eligible to receive options to purchase more than an aggregate of 250,000 shares of Common Stock during the term of this Plan.

     4.   THE SHARES

     The shares of stock subject to options authorized to be granted under the Plan shall consist of seven hundred thousand (700,000) shares of the common stock (the "Shares") of the Company, or the number and kind of shares of stock or other securities which shall be substituted for such Shares or to which such Shares shall be adjusted as provided in Section 8 hereof. Upon the expiration or termination for any reason of an outstanding option under the Plan which has not been exercised in full, all unissued Shares thereunder shall again become available for the grant of options under the Plan. Shares of the Company's common stock which are (i) delivered by an optionee in payment of the exercise price of an option, or (ii) delivered by an optionee, or withheld by the Company from the shares otherwise due upon exercise of an option, in satisfaction of applicable withholding taxes may again become available for the grant of options under the Plan.

     5.   AUTOMATIC GRANTS TO OUTSIDE DIRECTORS

     Immediately following the issuance of a permit from the California Department of Corporations for the grant of options under the Plan and the issuance of shares pursuant to the exercise of such options (if, in the opinion of counsel for the Company, such a permit is required to be obtained), each person who is an Outside Director and who held options under the Anchor Pacific Underwriters, Inc. Director Stock Option Plan (which terminated on January 5,
1995) shall be granted an option to purchase 35,000 Shares, and each person who is an Outside Director and who did not hold options under said Director Stock Option Plan shall be granted an option to purchase 15,000 Shares (an "Initial Grant"). Each other person who is thereafter first elected or appointed as an Outside Director shall receive an option to purchase 15,000 Shares on the date of such election or appointment (also, an "Initial Grant". Notwithstanding anything to the contrary contained herein, if an Outside Director who received an Initial Grant ceases to serve on the Board and is subsequently re-elected or appointed to the Board such director shall not be entitled to an additional
Initial Grant.   In addition, each Outside Director who is re-elected to the
Board by the Company's shareholders shall receive an additional option to purchase 1,000 Shares (an "Annual Grant") immediately following the shareholders' meeting at which such director was elected.

     Notwithstanding the foregoing, (i) the aggregate amount of Shares (as adjusted pursuant to Section 8) subject to options granted to all Outside Directors as a group shall not exceed fifty percent (50%) of the Shares, plus Shares underlying expired or terminated options which are added back to the number of Shares available under the Plan pursuant to Section 4, and (ii) if there are insufficient Shares available under the Plan for each Outside Director who is eligible to receive an option, the number of options that an eligible Outside Director shall receive, if any, shall be determined on a pro rata basis (as rounded down to avoid fractional Shares) in the following order: Initial Grants shall first be satisfied and, to

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

the extent of available Shares then remaining, Annual Grants shall next be satisfied. All options granted to Outside Directors shall be subject to the following terms and conditions:

          (a) NONSTATUTORY OPTIONS. All stock options granted to Outside Directors pursuant to the Plan shall be nonstatutory stock options.

          (b) OPTION PRICE. The purchase price under each option granted to an Outside Director shall be one hundred percent (100%) of the fair market value of the Shares subject thereto on the date the option is granted; provided, however, that the purchase price of an option granted to an Outside Director who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall not be less than one hundred ten percent (110%) of the fair market value of the Shares subject thereto on the date the option is granted.

          (c) DURATION AND VESTING OF OPTIONS. Each option granted to an Outside Director shall be for a ten (10) year term and shall be vested for exercise in annual increments of twenty five percent (25%) of the Shares subject to the option with the first increment vesting on the first anniversary of the date of grant, except that the first Initial Grants to persons who were Outside Directors on January 6, 1995 shall be for a ten (10) year term and shall be immediately vested for exercise from and after the date of grant of the option.

          (d) TERMINATION OF TENURE ON THE BOARD. Upon the termination of an Outside Director's status as a member of the Board, his or her rights to exercise any options then held shall be only as follows:

          DEATH OR DISABILITY: If an Outside Director's tenure on the Board is terminated by death or disability, such Outside Director's or such Outside Director's qualified representative (in the event of the Outside Director's mental disability) or the Outside Director's estate (in the event of the Outside Director's death) shall have the right for a period of twelve (12) months following the date of such termination to exercise the option to the extent the Outside Director was entitled to exercise such option on the date of such termination; provided the actual date of exercise is in no event after the expiration of the term of the option. An Outside Director's "estate" shall mean the Outside Director's legal representative or any person who acquires the right to exercise an option by reason of the Outside Director's death. To the extent the option is not exercised within such period the option will terminate.

          CAUSE: If an Outside Director is removed as such in accordance with applicable corporate law, the Outside Director shall have the right for a period of thirty (30) days after his removal to exercise the option to the extent the option was exercisable on the date of termination; provided that the date of exercise is in no

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
     event after the expiration of the term of the option. To the extent the option is not exercised within such period the option will terminate.

          OTHER REASONS: If an Outside Director's tenure on the Board is terminated for any reason other than those mentioned above under "Death or Disability" or "Cause," the Outside Director may, within two and one-half years following such termination, exercise the option to the extent such option was exercisable by the Outside Director on the date of such termination; provided the date of exercise is in no event after the expiration of the term of the option. Notwithstanding anything to the contrary contained herein, if an Outside Director's tenure on the Board is terminated within one (1) year from January 6, 1995 for any reason other than those mentioned above under "Death or Disability" or "Cause," such Outside Director may, for a period of five years after such termination, exercise the option. To the extent the option is not exercised within such period the option will terminate.

          (e)  The automatic grants to Outside Directors pursuant to this
Section 5 shall not be subject to the discretion of any person.

     6.   GRANTS TO EMPLOYEES AND CONSULTANTS

     Options, in the discretion of the Committee, may be granted at any time prior to the termination of the Plan to persons who are employees of the Company or its affiliates, including employees who are also directors of the Company, or to Consultants of the Company or its affiliates. Options granted by the Committee to employees and Consultants pursuant to the Plan shall be subject to the following terms and conditions:

          (a) GRANT OF OPTIONS. Options granted to employees pursuant to the Plan may be either incentive stock options or nonstatutory stock options. If the aggregate fair market value of the shares issuable upon exercise of incentive stock options which are exercisable for the first time during any one
(1) calendar year under all incentive stock options held by an optionee exceeds $100,000 (determined at the time of the grant of the options), such options shall be treated as nonstatutory stock options to the extent of such excess. Options granted to Consultants pursuant to the Plan shall be nonstatutory stock options.

          (b) OPTION PRICE. The purchase price under each option shall not be less than eighty-five percent (85%) of the fair market value of the Shares subject thereto on the date the option is granted; provided, however, that the purchase price of an option granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall not be less than one hundred ten percent (110%) of the fair market value of the Shares subject thereto on the date the option is granted. For any purposes under this Plan, fair market value per share shall mean, where there is a public market for the Company's common stock, the mean of the bid and asked prices (or the closing price if listed on a stock exchange or The Nasdaq National Market) of the Company's common stock for the date of grant, as report-ed in the Wall Street Journal (or, if not so reported, as otherwise reported by The Nasdaq Stock Market or the National Quotation Bureau or the Company's primary market maker.) If such information is not available for the date of grant, then such information for the last preceding date for which such information is available shall be considered as the fair market value. If there is no public market for the Company's common stock, the fair market value thereof shall be determined by the Committee using any reasonable valuation method.

          (c) DURATION OF OPTIONS. Each option shall be for a term determined by the Committee; provided, however, that the term of any option may not exceed ten (10) years and, provided further, that the term of any incentive stock option granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall not exceed five (5) years. Each option shall vest in such manner and at such time as the Committee shall determine and the Committee may accelerate the time of exercise of any option; provided, however, that no option shall vest for exercise at a rate of less than twenty percent (20%) per year during the five
(5) year period following the date of grant of an option.

          (d) TERMINATION OF EMPLOYMENT, CONSULTANT OR EMPLOYEE-DIRECTOR STATUS. Upon the termination of an optionee's status as an employee or Consultant, his or her rights to exercise an option then held shall be only as follows:

          DEATH OR DISABILITY: If an optionee's employment or consulting relationship is terminated by death or disability, such optionee or such optionee's qualified representative (in the event of the optionee's mental disability) or the optionee's estate (in the event of optionee's death) shall have the right for a period of twelve (12) months (or such longer period as the Committee may determine at the date of grant or during the term of the option) following the date of such termination to exercise the option to the extent the optionee was entitled to exercise such option on the date of such termination; provided the actual date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within such period the option will terminate. An optionee's "estate" shall mean the optionee's legal representative or any person who acquires the right to exercise an option by reason of the optionee's death.

          CAUSE: If an optionee's employment or consulting relationship is terminated because such optionee is determined by the Board to have committed an act of embezzlement, fraud, dishonesty, breach of fiduciary duty to the Company (which for purposes of this Section 6(d) includes the Company's affiliates), or to have deliberately disregarded the rules of the Company which resulted in loss, damage or injury to the Company, or if an optionee makes any unauthorized disclosure of any of the secrets or confidential information of the Company, induces any client or customer of the Company to break any contract with the Company or induces any principal for whom the Company acts as agent to terminate such agency relations, or engages in any conduct which constitutes unfair competition with the Company, the optionee shall have the right for a period of thirty (30) days following such termination to exercise the option to the extent the option was exercisable on the date of termination; provided that the date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within such period the option will terminate. For the purpose of this paragraph, termination of employment or Consultant status shall be deemed to occur when the Company dispatches notice or advice to the optionee that the optionee's employment or status as a Consultant is terminated, and not at the time of optionee's receipt thereof.

          OTHER REASONS: If an optionee's employment or consulting relationship is terminated for any reason other than those mentioned above under "Death or Disability" and "Cause," the optionee may, within three (3) months (or such longer period as the Committee may determine at the date of grant or during the term of the option) following such termination, exercise the option to the extent such option was exercisable on the date of termination of the optionee's employment or status as a Consultant; provided the date of exercise is in no event after the expiration of the term of the option and provided further that any option which is exercised more than three
     (3) months following termination shall be treated as a nonstatutory option whether or not it was designated as such at the time it was granted. To the extent the option is not exercised within such period the option will terminate.

          TERMINATION OF TENURE ON THE BOARD: Notwithstanding anything to the contrary contained herein:

                (a) If an employee-director's tenure on the Board is terminated for any reason other than "Death or Disability" or removal from office, and at the same time, such employee-director's employment is terminated for any reason other than "Death or Disability" or "Cause," then such employee-director may, within two and one-half years following such termination, exercise the option to the extent such option was exercisable by the employee-director on the date of such termination; provided the date of exercise is in no event after the expiration of the term of the option; and provided further that if such termination occurs within one (1) year from January 6, 1995, the employee-director's option shall become immediately exercisable upon such termination irrespective of the vesting provisions applicable thereto, and such employee-director may, for a period of five years after such termination, exercise the option; provided that the date of exercise is in no event after the expiration of the term of the option. To the extent the option is not exercised within such period the option will terminate.

               (b) If an employee-director's tenure on the Board is terminated for any reason other than "Death or Disability" or removal from office, and if such employee-director remains an employee of the Company after his tenure on the Board is terminated, then his or her options shall continue to be governed by the terms of his or her option agreement (I.E., the option will continue to have a term as specified in the option agreement and will continue to be subject to the termination provisions contained in the option agreement such that if, for example, the optionee's employment is LATER terminated for any reason other than "Death or Disability" or "Cause," the provisions contained in this Section 6(d) relating to termination for "Other Reasons" shall govern the period in which he or she must exercise the option); provided, however, that if such termination occurs within one
          (1) year from January 6, 1995, such option shall become immediately exercisable upon such termination irrespective of the vesting provisions applicable thereto.

     7.   TERMS AND CONDITIONS APPLICABLE TO ALL OPTIONS

     The following terms and conditions shall apply to all options granted pursuant to the Plan:

          (a) EXERCISE OF OPTIONS. To the extent the right to purchase Shares has vested under an optionee's stock option agreement, options may be exercised from time to time by delivering payment therefor in cash, certified check, official bank check, or the equivalent thereof acceptable to the Company, together with written notice to the Secretary of the Company, identifying the option or part thereof being exercised and specifying the number of Shares for which payment is being tendered. An optionee may also exercise an option by the delivery and surrender of shares of Company common stock which (a) have been owned by the optionee for at least six (6) months or, with respect to options granted to persons other than Outside Directors, such other period as the Committee may require; and (b) have an aggregate fair market value on the date of surrender equal to the exercise price. In addition, an option may be exercised by delivering to the Company (i) an exercise notice instructing the Company to deliver the certificates for the Shares purchased to a designated brokerage firm and (ii) a copy of irrevocable instructions delivered to the brokerage firm to sell the Shares acquired upon exercise of the option and to deliver to the Company from the sale proceeds sufficient cash to pay the exercise price and applicable withholding taxes arising as a result of the exercise.

     The Company shall deliver to the optionee, which delivery shall be not less than fifteen (15) days and not more than thirty (30) days after the giving of such notice, without transfer or issue tax to the optionee (or other person entitled to exercise the option), at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such Shares dated the date the options were validly exercised; provided, however, that the time of such delivery may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any requirements of law.

          (b) TRANSFERABILITY OF OPTION AND SHARES. Each option shall be transferrable only by will or the laws of descent and distribution and shall be exercisable during the optionee's lifetime only by the optionee, or in the event of disability, the optionee's qualified representative. In addition, in order for Shares acquired upon exercise of incentive stock options to receive the tax treatment afforded such Shares, the Shares may not be disposed of within two (2) years from the date of the option grant nor within one (1) year after the date of transfer of such Shares to the optionee.

          (c) WITHHOLDING. The Company shall have the right to condition the issuance of Shares upon exercise of an option upon payment by the optionee of any applicable taxes required to be withheld under federal, state or local tax laws or regulations in connection with such exercise. An optionee may elect to pay such tax by (i) requesting the Company to withhold a sufficient number of Shares from the total number of Shares issuable upon exercise of the option or
(ii) delivering a sufficient number of shares of Company common stock (which have been held by the optionee for such period as the Committee may require) to the Company. The value of shares withheld or delivered shall be the fair market value of such shares on the date the exercise becomes taxable as determined by the Committee. Such an election is subject to approval or disapproval by the Committee, and if the optionee is subject to Section 16 of the Exchange Act, the timing of the election must satisfy the requirements of Rule 16b-3.

          (d) OTHER TERMS AND CONDITIONS. Options may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate. No option, however, nor anything contained in the Plan, shall confer upon any optionee any right to continue in the employ or in the status as a director or Consultant of the Company or its affiliates, nor limit in any way the right of the Company or its affiliates to terminate an optionee's employment or status as a Consultant at any time.

     8.   ADJUSTMENT OF, AND CHANGES IN, THE SHARES

          (a) CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding option, and the number of Shares which have been authorized for issuance under the Plan but as to which no options have yet been granted, as well as the price per share of common stock covered by each such outstanding option, shall be proportionately adjusted for any change in the outstanding shares of common stock resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the common stock, or any other change affecting the outstanding shares of common stock as a class effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board of Directors, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of common stock subject to an option.

          (b) DISSOLUTION, LIQUIDATION, SALE OR MERGER. In the event of a proposed dissolution or liquidation of the Company, options outstanding under the Plan shall terminate immediately before the consummation of such proposed action. The Board will, in such circumstances, provide written notice to the optionees of the expected dates of termination of outstanding options and consummation of the proposed dissolution or liquidation.

     In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation in a transaction in which the Company is not the surviving corporation, outstanding options may be assumed or equivalent options may be substituted by the successor corporation (or a parent or subsidiary of the successor corporation), unless the successor corporation does not agree to assume the options or to substitute equivalent options. If outstanding options are not assumed or substituted by equivalent options, all outstanding options shall terminate immediately before the consummation of such sale or merger (subject to the actual consummation of the sale or merger) and the Company shall provide written notice to the optionees of the expected dates of termination of the options and consummation of such transaction. If the transaction is not consummated, unexercised options shall continue in accordance with their original terms.

          (c) NOTICE OF ADJUSTMENTS, FRACTIONAL SHARES. To the extent the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No right to purchase fractional shares shall result from any adjustment in options pursuant to this Section 8. In case of any such adjustment, the shares subject to the option shall be rounded down to the nearest whole share. Notice of any adjustment shall be given by the Company to each holder of an option which was in fact so adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.

     Any issue by the Company of shares of stock of any class, or securities convertible into shares of any class, shall not affect the number or price of shares of common stock subject to the option, and no adjustment by reason thereof shall be made. The grant of an option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

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     9.   AMENDMENT AND TERMINATION OF THE PLAN

     The Board shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board shall not, without the approval of the shareholders of the Company, amend the Plan in a manner that requires shareholder approval for continued compliance with the terms of Rule 16b-3, as promulgated under the Exchange Act, Section 422 of the Code, any successor rules, or other regulatory authority; and provided further that the provisions of Section 5 shall not be amended more than once every six months, other than to comport with changes in the Code, or the rules thereunder. Except as provided in Section 8, no termination, modification or amendment of the Plan may, without the consent of the optionee to whom such option was previously granted under the Plan, adversely affect the rights of such optionee. Any consent required by the preceding sentence may be obtained in any manner deemed appropriate by the Committee.

     The Plan, unless sooner terminated, shall terminate on December 5, 2004, ten (10) years from the date the Plan was originally adopted by the Board. An option may not be granted under the Plan after the Plan is terminated.

     10.  EFFECTIVENESS OF THE PLAN

     The Plan was approved by the directors of the Company on December 5, 1994 and the shareholders of the Company on December 19, 1994.

     11.  INFORMATION TO OPTIONEES

     The Company shall provide to each optionee during the period for which he or she has one or more outstanding options annual financial statements.

     12.  PRIVILEGES OF STOCK OWNERSHIP, SECURITIES LAW
          COMPLIANCE

     No optionee shall be entitled to the privileges of stock ownership as to any Shares not actually issued and delivered to the optionee. The grant of options and the issuance of Shares pursuant to the exercise of options granted under the Plan shall be conditioned upon the registration of the Shares with the SEC and qualification of the options and underlying Shares under the California securities laws, unless in the opinion of counsel to the Company such registration or qualification is not necessary. The Company shall diligently endeavor to comply with all applicable securities laws before any options are granted under the Plan and before any Shares are issued pursuant to the exercise of such options.

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     13.  NOTICE OF SALE

     The optionee shall give the Company notice of any sale or other disposition of any Shares acquired upon exercise of an incentive stock option not more than five (5) days after such sale or disposition.

     14.  INDEMNIFICATION

     To the extent permitted by applicable law in effect from time to time, no member of the Board or the Committee shall be liable for any action or omission of any other member of the Board or Committee nor for any act or omission on the member's own part, excepting only the member's own willful misconduct or gross negligence. The Company shall pay expenses incurred by, and satisfy a judgment or fine rendered or levied against, a present or former director or member of the Committee in any action against such person (whether or not the Company is joined as a party defendant) to impose liability or a penalty on such person for an act alleged to have been committed by such person while a director or member of the Committee arising with respect to the Plan or administration thereof or out of membership on the Committee or by the Company, or all or any combination of the preceding; provided the director or Committee member was acting in good faith, within what such director or Committee member reasonably believed to have been within the scope of his or her employment or authority and for a purpose which he or she reasonably believed to be in the best interests of the Company or its shareholders. Payments authorized hereunder include amounts paid and expenses incurred in settling any such action or threatened action. This section does not apply to any action instituted or maintained in the right of the Company by a shareholder or holder of a voting trust certificate representing shares of the Company. The provisions of this section shall apply to the estate, executor, administrator, heirs, legatees or devisees of a director or Committee member, and the term "person" as used in this section shall include the estate, executor, administrator, heirs, legatees or devisees of such person.

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